PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	May 2,	May 3,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$9,013	$(20,124)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	45,863	42,027
Consolidation, restructuring, and related charges (credit) and impairment of long-lived assets	(5,059)	3,544
Changes in assets and liabilities and other	(16,054)	902
Net cash provided by operating activities	33,763	26,349
Cash flows from investing activities:
Purchases of property, plant and equipment	(31,003)	(20,375)
Proceeds from sale of facility	12,880	-
Increase in restricted cash	(1,250)	-
Distribution from joint venture	-	5,000
Proceeds from sales of investments and other	255	941
Net cash used in investing activities	(19,118)	(14,434)
Cash flows from financing activities:
Repayments of long-term borrowings	(40,302)	(10,889)
Proceeds from long-term borrowings	26,622	-
Payments of deferred financing fees	(1,056)	(2,249)
Other	71	-
Net cash used in financing activities	(14,665)	(13,138)
Effect of exchange rate changes on cash	2,891	(1,052)
Net increase (decrease) in cash and cash equivalents	2,871	(2,275)
Cash and cash equivalents, beginning of period	88,539	83,763
Cash and cash equivalents, end of period	$91,410	$81,488
Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$19,521	$(14,542)